Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / lelliott@drg-l.com Anne Pearson / apearson@drg-l.com DRG&L / (713) 529-6600
FOR IMMEDIATE RELEASE
Pioneer Energy Services
Reports Second Quarter 2012 Results
SAN ANTONIO, Texas, August 7, 2012 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the three months ended June 30, 2012. Financial and operational highlights include:

•	Changed our name to better reflect our broader lines of business;

•	Production Services revenue up another 3% over prior quarter and represents 48% of total revenues;

•	Nine wireline units, seven well servicing rigs and one coiled tubing unit added since end of first quarter;

•	First three new-build drilling rigs are currently working;

•	77% of working drilling rigs are operating under term drilling contracts.
Financial Results
Revenues for the second quarter of 2012 were $229.8 million, a 1% decrease from $232.0 million for the first quarter of 2012 (“the prior quarter”) and a 34% increase over $171.3 million for the second quarter of 2011 (“the year-earlier quarter”). The increase in second quarter revenues as compared to the year-earlier quarter was primarily due to higher utilization and pricing for both the Drilling Services Segment and Production Services Segment, fleet additions and the contributions from our new coiled tubing business that was acquired at year end 2011.

Net income for the second quarter was $9.7 million, or $0.15 per diluted share, compared with net income for the prior quarter of $14.2 million, or $0.23 per diluted share, and net income for the year-earlier quarter of $3.7 million, or $0.07 per diluted share.
Second quarter Adjusted EBITDA(1) was $63.3 million, a 10% decrease from $70.1 million in the prior quarter and a 40% increase over Adjusted EBITDA of $45.1 million in the year-earlier quarter.
Operating Results
Revenue for the Drilling Services Segment was $119.0 million in the second quarter, a 4% decrease from the prior quarter and a 12% increase from the year-earlier quarter. Utilization was 89% for our drilling rig fleet that had 62 rigs for most of the second quarter, up from 87% in the prior quarter when the fleet count was 64 rigs and 69% in the year-earlier quarter when the fleet count was 71 rigs. The change in the drilling rig count was primarily due to the retirement of seven rigs effective September 30, 2011 and two more rigs effective March 31, 2012. Our current fleet count is 66 rigs after the delivery of our first four new-build drilling rigs.
Second quarter average drilling revenues were $23,658 per day as compared to $24,547 per day in the prior quarter and $23,981 per day in the year-earlier quarter. Drilling Services margin(2) per day was $8,032 in the second quarter as compared to $8,537 in the prior quarter and $7,504 in the year-earlier quarter. Average Drilling Services revenues per day and margin per day were higher in the prior quarter primarily due to higher turnkey revenue and a fuel cost reimbursement for our rigs operating in Colombia during the period. In addition, Drilling Services margin in the second quarter was negatively impacted by approximately $0.9 million in costs associated with moving and stacking two rigs in Colombia and three rigs in South Texas.
Revenue for the Production Services Segment was $110.8 million in the second quarter, up 3% from the prior quarter and up 71% from the year-earlier quarter. Second quarter Production Services margin(2) as a percentage of revenue was 41%, compared to 44% in the prior quarter and 42% in the year-earlier quarter. The decrease in Production Services margin was primarily due to reduced utilization of our coiled tubing unit fleet during the second quarter of 2012. However, our well servicing rig utilization increased to 97% during the second quarter, compared to 92% in the prior quarter and 90% in the year-

earlier quarter, while pricing grew to $592 from $581 per hour as compared to the prior quarter and $524 per hour in the year-earlier quarter.
“We are excited to be announcing our new name that more accurately reflects the service diversification we have been building over the last four years since we acquired our Production Services business,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. “With our growth in the Production Services Segment, including the recent addition of coiled tubing services, we can now offer our long standing drilling clients a broad array of additional services.
“We have recently started deploying our new-build drilling rigs, with the first three of the ten new-build rigs now deployed and operating under long-term contracts and a fourth new-build rig currently moving to its first location. The remaining six new-build drilling rigs will go to work under multi-year term contracts, with three rigs expected to be deployed by year end and three rigs in the first quarter of 2013.
“Due to low natural gas prices and increased competition for energy services in oil and liquids-rich basins, we expect to see moderate pricing and utilization pressure for Drilling Services in the third quarter, which should be partially offset by the impact of deploying our new-build drilling rigs. We anticipate drilling rig utilization to average between 85% and 87% and Drilling Services margin to be approximately $7,500 to $8,000 per day, which is flat to slightly down from the second quarter.
“Our Production Services Segment has continued to perform well, with the wireline and well servicing operations both generating record results in the second quarter. Our coiled tubing services business unit had some performance issues in April and May, but generated better results in June. Currently, our coiled tubing business is on track to have an improved third quarter due to higher utilization. Since the end of the first quarter, we have added nine wireline units, seven well servicing rigs and one coiled tubing unit. We plan to add another three wireline units, six well servicing rigs and two coiled tubing units by year end.
"We anticipate some market pressures in the third quarter, which should be offset by the impact of our fleet additions. Production Services revenues are expected to be flat to 3% down, and margin as a percentage of revenues is expected be flat in the third quarter,” Locke said.

Liquidity
Working capital was $61.9 million at June 30, 2012, compared to $129.9 million at December 31, 2011. Our cash and cash equivalents at the end of the second quarter were $20.4 million, down from $86.2 million at year-end 2011.
The change in cash and cash equivalents during the first half of 2012 is primarily due to $193.9 million used for purchases of property and equipment, partially offset by cash provided by operations of $91.7 million. As of July 20, 2012, we had $35 million outstanding and $9.0 million in committed letters of credit under our $250 million Revolving Credit Facility, resulting in borrowing availability under our Revolving Credit Facility of $206 million.
Capital Expenditures
For the quarter ended June 30, 2012, total cash capital expenditures were $98.8 million. Currently, we expect to spend approximately $325 million to $345 million in 2012, which includes a portion of the construction costs for new-build drilling rigs, upgrades to certain drilling rigs, additional well servicing rigs, wireline units, coiled tubing units and routine capital expenditures. We expect to fund the remaining capital expenditures from operating cash flow in excess of our working capital requirements and from borrowings under our Revolving Credit Facility.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial (480) 629-9866 ten minutes early and ask for the Pioneer Energy Services' conference call. A replay will be available after the call and will be accessible until August 14. To access the replay, dial (303) 590-3030 and enter the pass code 4552859#. A broadcast of the conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or e-mail dmw@drg-l.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas exploration and production companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; future compliance with covenants under our senior secured revolving credit facility and our senior notes; the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry; the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions; and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2011. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K, could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements.  All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.  We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.

(2)
Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net income (loss) as reported is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011

Revenues:
Drilling services	$119,048	$106,523	$124,304	$243,352	$206,279
Production services	110,776	64,762	107,674	218,450	118,355
Total revenues	229,824	171,285	231,978	461,802	324,634

Costs and expenses:
Drilling services	78,631	73,190	81,077	159,708	140,699
Production services	65,683	37,754	60,696	126,379	70,982
Depreciation and amortization	39,989	32,424	38,373	78,362	64,680
General and administrative	22,265	15,860	21,143	43,408	30,381
Bad debt (recovery) expense	(56)	139	(91)	(147)	55
Impairment of equipment	—	—	1,032	1,032	—

Total costs and expenses	206,512	159,367	202,230	408,742	306,797
Income from operations	23,312	11,918	29,748	53,060	17,837

Other (expense) income:
Interest expense	(7,650)	(7,983)	(9,555)	(17,205)	(15,522)
Other	20	754	932	952	(5,763)
Total other expense	(7,630)	(7,229)	(8,623)	(16,253)	(21,285)

Income (loss) before income taxes	15,682	4,689	21,125	36,807	(3,448)
Income tax (expense) benefit	(5,997)	(1,039)	(6,953)	(12,950)	1,063

Net income (loss)	$9,685	$3,650	$14,172	$23,857	$(2,385)

Income (loss) per common share:
Basic	$0.16	$0.07	$0.23	$0.39	$(0.04)
Diluted	$0.15	$0.07	$0.23	$0.38	$(0.04)

Weighted-average number of shares outstanding:
Basic	61,768	54,205	61,578	61,673	54,087
Diluted	62,620	55,881	62,647	62,624	54,087

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$20,380	$86,197
Receivables, net of allowance for doubtful accounts	167,493	145,234
Deferred income taxes	14,350	15,433
Inventory	13,211	11,184
Prepaid expenses and other current assets	13,333	11,564
Total current assets	228,767	269,612

Net property and equipment	939,445	793,956
Intangible assets, net of amortization	48,205	52,680
Goodwill	41,683	41,683
Noncurrent deferred income taxes	1,242	735
Other long-term assets	12,066	14,088
Total assets	$1,271,408	$1,172,754

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$95,189	$66,440
Current portion of long-term debt	871	872
Prepaid drilling contracts	4,071	3,966
Accrued expenses	66,754	68,402
Total current liabilities	166,885	139,680

Long-term debt, less current portion	453,290	418,728
Noncurrent deferred income taxes	105,689	94,745
Other long-term liabilities	7,607	9,156
Total liabilities	733,471	662,309
Total shareholders’ equity	537,937	510,445
Total liabilities and shareholders’ equity	$1,271,408	$1,172,754

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2012	2011

Cash flows from operating activities:
Net income (loss)	$23,857	$(2,385)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	78,362	64,680
Allowance for doubtful accounts	370	56
Loss (gain) on dispositions of property and equipment	(1,004)	691
Stock-based compensation expense	3,670	3,483
Amortization of debt issuance costs, discount and premium	1,475	2,044
Impairment of equipment	1,032	—
Deferred income taxes	11,221	(2,843)
Change in other long-term assets	744	1,432
Change in other long-term liabilities	(1,549)	1,655
Changes in current assets and liabilities	(26,480)	(15,202)
Net cash provided by operating activities	91,698	53,611

Cash flows from investing activities:
Acquisition of production services businesses	—	(2,000)
Purchases of property and equipment	(193,884)	(79,196)
Proceeds from sale of property and equipment	1,957	2,000
Proceeds from sale of auction rate securities	—	12,569
Net cash used in investing activities	(191,927)	(66,627)

Cash flows from financing activities:

Debt repayments	(863)	(13,742)
Proceeds from issuance of debt	35,000	17,000
Debt issuance costs	(23)	(3,186)
Proceeds from exercise of options	655	2,091
Purchase of treasury stock	(357)	(352)
Excess tax benefit of stock option exercises	—	696
Net cash (used in) provided by financing activities	34,412	2,507

Net decrease in cash and cash equivalents	(65,817)	(10,509)
Beginning cash and cash equivalents	86,197	22,011
Ending cash and cash equivalents	$20,380	$11,502

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011

Drilling Services Segment:
Revenues	$119,048	$106,523	$124,304	$243,352	$206,279
Operating costs	78,631	73,190	81,077	159,708	140,699
Drilling Services margin (1)	$40,417	$33,333	$43,227	$83,644	$65,580

Average number of drilling rigs (3)	62.5	71.0	64.0	63.2	71.0
Utilization rate	89%	69%	87%	88%	67%
Revenue days	5,032	4,442	5,064	10,096	8,593

Average revenues per day	$23,658	$23,981	$24,547	$24,104	$24,005
Average operating costs per day	15,626	16,477	16,010	15,819	16,374
Drilling Services margin per day (2)	$8,032	$7,504	$8,537	$8,285	$7,631

Production Services Segment:
Revenues	$110,776	$64,762	$107,674	$218,450	$118,355
Operating costs	65,683	37,754	60,696	126,379	70,982
Production Services margin (1)	$45,093	$27,008	$46,978	$92,071	$47,373

Combined:
Revenues	$229,824	$171,285	$231,978	$461,802	$324,634
Operating Costs	144,314	110,944	141,773	286,087	211,681
Combined margin	$85,510	$60,341	$90,205	$175,715	$112,953

Adjusted EBITDA (4) & (5)	$63,321	$45,096	$70,085	$133,406	$76,754

(1)Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenue less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling Services margin and Production Services margin to net income (loss) as reported is included in the table on the following page. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

(2)Drilling Services margin per revenue day represents the Drilling Services' average revenue per revenue day less average operating costs per revenue day.

(3)Effective March 31, 2012, we had 62 drilling rigs in our fleet, which excluded the two drilling rigs which were retired for spare equipment.

(4)Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.

See following page for footnote (5).

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011

Combined margin	$85,510	$60,341	$90,205	$175,715	$112,953

General and administrative	(22,265)	(15,860)	(21,143)	(43,408)	(30,381)
Bad debt recovery (expense)	56	(139)	91	147	(55)
Other income (expense) (5)	20	754	932	952	(5,763)
Adjusted EBITDA (4) & (5)	63,321	45,096	70,085	133,406	76,754

Depreciation and amortization	(39,989)	(32,424)	(38,373)	(78,362)	(64,680)
Impairment of equipment	—	—	(1,032)	(1,032)	—
Interest expense	(7,650)	(7,983)	(9,555)	(17,205)	(15,522)
Income tax (expense) benefit	(5,997)	(1,039)	(6,953)	(12,950)	1,063
Net income (loss)	$9,685	$3,650	$14,172	$23,857	$(2,385)

(5)Our Adjusted EBITDA for the six months ended June 31, 2011 was reduced by a $7.3 million net-worth tax expense for our Colombian operations that was a non-recurring charge and was included in other (expense) income.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011

Drilling Services Segment:
Routine and tubulars	$7,330	$8,484	$8,506	$15,836	$18,535
Discretionary	19,414	11,271	16,192	35,606	19,471
New-builds and acquisitions	46,126	11,823	40,482	86,608	11,823
	72,870	31,578	65,180	138,050	49,829
Production Services Segment:
Routine	3,443	2,026	3,729	7,172	3,740
Discretionary	8,751	8,152	10,209	18,960	12,724
New-builds and acquisitions	13,711	6,061	15,991	29,702	12,903
	25,905	16,239	29,929	55,834	29,367
Net cash used for purchases of property and equipment	98,775	47,817	95,109	193,884	79,196
Net effect of accruals	10,201	15,989	17,268	27,469	19,304
Total capital expenditures	$108,976	$63,806	$112,377	$221,353	$98,500

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Segment:

Drilling rig horsepower ratings:
550 to 700 HP	1	—	1
750 to 950 HP	7	2	9
1000 HP	19	12	31
1200 to 2000 HP	6	19	25
Total	33	33	66

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	19	6	25
14,000 to 25,000 feet	11	25	36
Total	33	33	66

Production Services Segment:

Well servicing rig horsepower ratings:
400 HP			1
550 HP			91
600 HP			10
Total			102

Wireline units			117

Coiled tubing units			11